Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Aon plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.125% Senior Notes due 2027	Rule 457(r)	$600,000,000	99.805%	$598,830,000	0.0001476	$88,388
	Debt	Guarantees of 5.125% Senior Notes due 2027(1)	—	—	—	—	—	—
Fees to Be Paid	Debt	5.150% Senior Notes due 2029	Rule 457(r)	$1,000,000,000	99.861%	$998,610,000	0.0001476	$147,395
	Debt	Guarantees of 5.150% Senior Notes due 2029(1)	—	—	—	—	—	—
Fees to Be Paid	Debt	5.300% Senior Notes due 2031	Rule 457(r)	$650,000,000	99.740%	$648,310,000	0.0001476	$95,691
	Debt	Guarantees of 5.300% Senior Notes due 2031(1)	—	—	—	—	—	—

Fees to Be Paid	Debt	5.450% Senior Notes due 2034	Rule 457(r)	$1,750,000,000	99.848%	$1,747,340,000	0.0001476	$257,908
	Debt	Guarantees of 5.450% Senior Notes due 2034(1)	—	—	—	—	—	—
Fees to Be Paid	Debt	5.750% Senior Notes due 2054	Rule 457(r)	$2,000,000,000	99.392%	$1,987,840,000	0.0001476	$293,405
	Debt	Guarantees of 5.750% Senior Notes due 2054(1)	—	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$5,980,930,000		$882,787
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$882,787

(1)

The debt securities issued by Aon North America, Inc. are guaranteed by Aon plc, Aon Corporation, Aon Global Holdings plc and Aon Global Limited. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.